Exhibit 99.1

Marizyme, Inc. Issues Letter to Shareholders

JUPITER, FL (March 31, 2021) – Marizyme, Inc. (OTCQB: MRZM), a publicly traded global biotechnology company developing products to reduce the burden of ischemia-reperfusion injury in tissue grafting, and other surgical indications, announces that Board Chairman James Sapirstein has issued a Letter to Shareholders providing a business update for the Company’s recent activities. The full text of the Letter, which has also been posted to the Company’s website, is as follows:

Dear Fellow Shareholders:

This is our first shareholder letter in a while and our Board of Directors and I desired to communicate numerous corporate updates. First and foremost, Neil Campbell has resigned as CEO for good reason, and I have stepped in as interim CEO until we recruit a suitable replacement. We have begun our search. However, this has not slowed us down as we continue embarking on new sales opportunities for DuraGraft® in several European countries as well as moving forward with our plans to seek clearance for DuraGraft in the United States.

Currently, DuraGraft has been authorized in 33 countries worldwide on four continents, and we have eight distributors covering eight countries, and we are adding more distributors each month with several in the final stages of due diligence before signing agreements.

We are working with our current distributor network to increase sales of DuraGraft in our current countries in the EU, South America, Turkey, Chile, and the Southeast Pacific region. The plan is to capitalize on the massive data from our EU Registry study of nearly 3,000 patients to show outcomes and the value of DuraGraft in select patient populations. This includes patients who have diabetes undergoing bypass surgery and those patients whose surgeon uses Endoscopic Vein Graph Harvesting (EVH) approach to support the utilization of first-in-class DuraGraft over other standard of care solutions.

Additionally, we have several partnership discussions that are nearing an agreement to increase our commercial footprint in the three Benelux countries, eighteen Central and Eastern European countries, Mexico, Australia/New Zealand, UK, Ireland, France, South Korea and a new distributor in Italy. We are also exploring strategic partnerships with companies who have interest in carrying DuraGraft as part of their portfolios to provide better outcomes with their complementary products and explore new applications with DuraGraft.

Marizyme is currently pursuing discussions with the United States Food and Drug Administration (FDA) regarding United States regulatory strategy. Marizyme will pursue a marketing application for United States commercialization and is working towards FDA clearance in the third quarter of 2022.

Other recent significant highlights include:

●	We announced a new distribution and channel partnership in Chile, with additional sales opportunities in other South American countries.

●	We entered into a supply and distribution agreement with Abdera Financial, Inc., a Chilean-based distributor, to distribute DuraGraft in Chile, with potential expansion into other countries and regions of the South American market.

●	We strengthened our Executive Team and Board of Directors:

○	Steven Brooks, M.D., MBA, FACC - EVP of Medical and Regulatory Affairs, Chief Medical Officer
○	Donald Very, Ph.D. - EVP, Research & Development
○	Roger Schaller - EVP, Commercial Operations
○	Amy Chandler - EVP, Regulatory Affairs and Quality Management Systems
○	William Hearl, Ph.D. - Independent Member of Board of Directors
○	Julie Kampf - Veteran Business Executive, Independent Member of Board of Directors

With all of the above in place, we continue to strive towards our goal of uplisting to NASDAQ in 2021. This achievement would put Marizyme on a much larger stage, which should assist in facilitating many objectives. Please visit www.marizyme.com, and view our team and each member’s credentials.

We are currently working on the Form 10-K for 2020, which should be filed shortly. Inside the filing will be a more detailed discussion of our future plans.

Thank you again for your support as a MRZM shareholder. We look forward to moving the Company towards its goals.

Sincerely,

James Sapirstein
Board Chairman

About Marizyme, Inc.

Marizyme is an integrated life sciences company dedicated to the acquisition, development and commercialization of therapies that minimize mortality and costs in the acute care space. The Company’s flagship product, DuraGraft®, is an intra-operative vascular graft storage solution that inhibits endothelial damage and leads to improved clinical outcomes by reducing the incidence of complications associated with vein graft failure in bypass surgery. DuraGraft enhances coronary artery bypass grafting (CABG) surgical outcomes by significantly reducing major adverse cardiac events such as repeat revascularization and myocardial infarction. DuraGraft is approved for use in the EU and several Asian countries but is not yet approved for use in the U.S. Marizyme is also focused on the development and marketing of products based on its clinically tested and previously patented protease based therapeutic Krillase® platform. Krillase is not approved for use in the U.S. For more information about Marizyme, visit www.marizyme.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including those relating to Marizyme’s product development, clinical and regulatory timelines, market opportunity, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. The Company has made every reasonable effort to ensure the information and assumptions on which these statements are based are current, reasonable, and complete. However, a variety of factors, many of which are beyond the Company’s control, affect the Company’s operations, performance, business strategy and results and there can be no assurances that the Company’s actual results will not differ materially from those indicated herein. Additional written and oral forward-looking statements may be made by the Company from time to time. Forward-looking statements may be identified using forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, including those risks set forth in the Company’s risk factor disclosure in the reports that Marizyme files with the Securities and Exchange Commission (SEC File No. 000-53223), uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT

Tiberend Strategic Advisors, Inc.

Investors

Miriam Weber Miller

212-375-2694

mmiller@tiberend.com

Media

Ingrid Mezo

646-604-5150

imezo@tiberend.com